Exhibit 99.3

Columbus, OH – Alliance Data Systems

The Columbus, OH property at 7001 Americana Parkway is leased to a single tenant on a long term basis under a triple net lease. As a result, we believe that the financial information about the tenant is more relevant to investors than the financial statements of the property acquired. Alliance Data Systems (NYSE: ADS), the sole tenant of the property is a public company that is subject to the reporting requirements of the Exchange Act and files its financial statements in reports filed with the SEC. If you would like to review detailed financial information regarding Alliance Data Systems please refer to the financial statements of Alliance Data Systems, which are publicly available on the SEC's website at www.sec.gov.